P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
June 8, 2016		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. NAMES NEW CHIEF CREDIT OFFICER

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced the election of Robyn A. Stevens to the position of Executive Vice President, Chief Credit Officer of Peoples and its banking subsidiary, Peoples Bank, in each case effective June 17, 2016. Ms. Stevens will oversee all credit operations and policies for Peoples Bank and direct the bank’s credit approval process, lending philosophy and loan portfolio management.
“I am thrilled that Robyn has accepted the position of Chief Credit Officer,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer. “She brings a tremendous amount of experience in credit administration and loan underwriting to the position. As a proven long-time employee of Peoples Bank, Robyn also brings a great deal of knowledge about the company, our culture and the markets we serve, which will be invaluable in her new role.”
Ms. Stevens has over 24 years of experience in the financial services industry and an extensive background in loan and credit administration. A graduate of Marietta College, she most recently served as Peoples Bank’s Senior Vice President, Credit Administration, where she has been responsible for managing the Peoples Bank’s credit underwriting functions since 2011. She managed Peoples Bank’s loan and appraisal review functions from 1997 to 2011. Ms. Stevens joined Peoples Bank in 1997 after working for five years with Bank One (now Chase Bank).
Ms. Stevens will succeed Timothy H. Kirtley, who has served as Executive Vice President, Chief Credit Officer of Peoples and Peoples Bank since 2011. On June 2, 2016, Peoples received notice that Mr. Kirtley intends to resign from his position as Executive Vice President and Chief Credit Officer of Peoples effective June 17, 2016 in order to take a position with another financial institution that is not a competitor of Peoples Bank because it does not operate in Peoples Bank’s markets. Mr. Kirtley’s resignation will include his position as Executive Vice President and Chief Credit Officer of Peoples Bank.
Peoples is a diversified financial products and services company with $3.3 billion in assets, 82 locations, including 74 full-service bank branches, and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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